TECHNICAL REPORT

ON

SUNGOLD PROPERTY

YAVAPAI COUNTY, ARIZONA, USA

Prepared for

VHGI Gold, LLC

Report by

Daniel B. Stage, B.Sc, NV Professional Geologist, CEM #1737

October 20, 2010

Daniel B. Stage, 2425 Desert Flower Court, Sparks, NV 89434 (775) 626-4403

TABLE OF CONTENTS

1.0 SUMMARY	1
2.0 INTRODUCTION AND TERMS OF REFERENCE	1
2.1 Terms of Reference	1
2.2 Purpose of Report	1
Figure 1. Location Map	2
2.3 Sources of Information	3
3.0 RELIANCE ON OTHER EXPERTS	3
4.0 PROPERTY LOCATION AND DESCRIPTION	4
4.1 Property Location	4
4.2 Property Description	4
Figure 2. Lode Claim Map	5
5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	7
5.1 Access	7
5.2 Climate	7
5.3 Local Resources	7
5.4 Infrastructure	8
5.5 Physiography	8
6.0 HISTORY	8
Figure 3. Drill Hole and Trench Location Map	19
7.0 GEOLOGIC SETTING	23
7.1 Regional Overview	23
Figure 4. Regional Geology Map	25
7.2 Local Geologic Setting	26
Figure 5. Property Geology Map	27
8.0 DEPOSIT TYPES	31
9.0 MINERALIZATION	31
10.0 EXPLORATION	31
11.0 DRILLING	32
12.0 SAMPLING METHOD AND APPROACH	32
13.0 SAMPLING PREPARTION, ANALYSES AND APPROACH	32
14.0 DATA VERIFICATION	32
15.0 ADJACENT PROPERTIES	32
16.0 MINERAL PROCESSING AND METALLURGICAL TESTING	32
17.0 MINERAL REOURCE AND MINERAL RESERVE ESTIMATES	32
18.0 OTHER RELEVANT DATA AND INFORMATION	33
19.0 INTERPRETATION AND CONCLUSIONS	33
20.0 RECOMMENDATIONS	33
21.0 REFERENCES	36

SIGNATURE PAGE

CERTIFICATION OF QUALIFICATIONS

APPENDIX I
Current Claims/Land Status Sheet

i

1.0 SUMMARY

The Sungold gold-silver property (the “Property”) is located within the Turkey Creek Mining District, Yavapai County, Arizona. The Property is approximately 24 miles southeast of Prescott, Arizona (Figure 1).

The Sungold Project is a concept target based on projected gold trends, local surface gold occurrences and a regional geological setting permissive for a gold deposit system concealed by non-mineralized gravel cover. The Sungold Property has sufficient quantitative surface and drill hole data available for review to justify building a case for drill testing an epithermal to hypothermal gold and silver system associated with an upper-level expression along high-angle structures or wide shear zones in silicified metasediment host rocks. In addition, there is potential for a metasedimentary rock-hosted gold system or a polymetallic massive sulfide mineralization hosted within the keel of the overturned syncline adjacent to the claim block.

Pollard Mining, GoldRiver Exploration (Gold Tech Engineering Co.) and M&M, Terra Source, Norgold Resources, Coraona Gold, Echo Bay Exploration, SunGold Resources, and Kennecott Exploration have generated historic soil, rock chip, trenching, and drilling data revealing anomalous values of gold, silver, and a concurring trace element suite of arsenic, antimony, and mercury (As, Sb, Hg) indicating gold and silver mineralization within and adjacent to the Property boundaries. The primary focus of a future exploration program performed by VHGI would be to build a geological model for a gold system that can be tested by drilling. If positive results are obtained from future geochemical, geophysical exploration, geological/air photo mapping programs, and trenching, a reconnaissance drilling program will then test the concept of a structurally controlled gold-silver system and/or metasedimentary rock-hosted gold system concealed by post-colluvium/alluvium cover.

2.0 INTRODUCTION AND TERMS OF REFERENCE 2.1 Terms of Reference

Western Sierra Mining (WSRA) and Daniel B. Stage, a Nevada Professional Geologist and Certified Environmental Manager, were retained by VHGI Gold, LLC (VHGI) to prepare a Technical Report on the Sungold property (the “Property”) located in Yavapai County, Arizona, United States. VHGI is acquiring the Property from WSRA and believes that the success of past exploration programs performed by other companies nearby and on the Property and their own geological interpretations warrant the preparation of a Technical Report meeting the requirements of National Instrument 43-101. VHGI and WSRA have engaged geologist Daniel Stage to undertake an independent, technical review of the Property. This Technical Report is partly based on observations of access, mineral rights, evidence of historic exploration or mining, and geology completed during Daniel Stage‟s visit to the Sungold Property on August 17, 2010.

2.2 Purpose of Report

The purpose of this review is to provide VHGI and its investors with a descriptive summary of the Property, including an independent opinion as to the technical merits of the project.

VHGI may use this Technical Report to provide disclosure of the Sungold Property and to support future financing.

2.3 Sources of Information

In preparing this report, the author Daniel Stage reviewed public domain geological reports, maps, miscellaneous technical papers, and private company geological reports, maps, and technical documents as listed in the “References” section of this report. There were no limitations placed on the author in preparation of this report with respect to VHGI. The public domain technical information presented in this Technical Report was obtained from the Arizona Department of Mines and Mineral Resources Library, 1502 West Washington, Phoenix, Arizona.

Reports, maps and laboratory analytical results from historic drilling, trenching, and geochemical sampling on the Property were provided by WSRA and Don Jenkins, ME #1594874, the previous Property owner.

3.0 RELIANCE ON OTHER EXPERTS

The author, using public domain documents, has prepared this Technical Report. While reasonable care has been taken in preparing this Technical Report, the author cannot guarantee the accuracy or completeness of all reviewed documents prepared by others listed under “References”. The author did not attempt to determine the accuracy of the geologic, geochemical, and geophysical data and interpretations reported by mining companies performing prior exploration work on the Property or in the Sungold property area. The author did not attempt to perform duplicate sampling for comparison with the historic geochemical analytical results provided by other mining companies. The interpretive views expressed herein are those of the author and may or may not reflect the views of VGHI.

A complete physical inspection of WSRA‟s four unpatented lode claims at Sungold could not be completed by author Daniel Stage on August 17, 2010, due to time constraints and total acreage involved. Several adits and a decline existed historically, however all workings on the Property have been caved in for an unknown number of years and therefore were not inspected, nor were every claim corner or monument post of the four lode claims. Certificate of Location notices
(Claim notices) and the associated monument posts were not located due to the high density of brush cover. Most of the claim corner posts were not visible due to the high density of brush cover.

Land status information regarding lode claims controlled by WSRA has been obtained from the Department of Interior, Bureau of Land Management (BLM) web site, which contains a disclaimer as to the accuracy or completeness of their data. In addition, the existence and validity of any unregistered agreements or legal disputes between parties related to VHGI or WSRA are not reflected in the land management systems of BLM. The author has relied on
WSRA‟s management that the company has clear and full ownership of Sungold Property.

4.0 PROPERTY LOCATION AND DESCRIPTION 4.1 Property Location

The Sungold gold-silver property is located within the Turkey Creek Mining District, Yavapai County, Arizona. The Property is approximately 24 miles (38.6 km) south-southeast of Prescott, Arizona (Figure 1). The Property is accessible from Prescott by driving southeast on U.S. Highway 69 approximately 26.0 miles (41.9 km) to the East Central Avenue exit in the town of Mayer. Drive southwest approximately one block on E. Central Avenue to Railroad Avenue and turn right (west) and continue approximately two blocks and turn left (south) onto Miami Street and then go approximately one block to Wicks Avenue. Turn right (west) on Wicks Avenue and proceed approximately two blocks to Jefferson Avenue and turn left (south). Continue on Jefferson Avenue approximately 0.5 miles (0.8 km) to Pine Flats Road/Forest Service Road 67 at the end of the pavement and drive approximately 9.8 miles (15.8 km) to Forest Service Road 52/Old Senator Road and turn left (south). Continue 3.6 miles (5.8 km) on Forest Service Road 52/Old Senator Road, passing Battle Flat Road at 3.0 miles (4.8 km), to the Sungold Property. Both Forest Service Road 52 and 67 are maintained improved gravel roads. The Property is accessible from Forest Service Road 52/Old Senator Road by walking or all terrain vehicles (atv).

The WSRA unpatented lode claims have been recorded with the Bureau of Land Management (BLM) and the lode claims are located mostly in the NW 1/4 of Section 9, T11N, R1E, GSRM.

4.2 Property Description

A total of four (4) federal unpatented lode claims covering a total of approximately 80 acres (32.4ha) were located by WSRA on March 10, 14, and 25, 1987 (Figure 2). Each of the four lode claims are approximately 20 acres in size with each corner post and location notice post comprised of a 2 by 2-inch dimension by 4 foot high wood post. The four lode claims were retained in 2010, recorded, and are in good standing according BLM mining claim records. The four claims have not been legally surveyed or located by global positioning system (GPS). Author Daniel Stage observed and photographed numerous corner posts during his site visit on August 17, 2010. Legally, the four lode claims are in good standing with Yavapai County as recorded in the Yavapai County Recorder office on August 27, 2010.

Current BLM lode claim information of the Property is included in Appendix I and is listed as follows:

Bueno # 1	AMC 353106
Sungold # 2	AMC 389108
Sungold # 3	AMC 389108
Sungold # 4	AMC 389108

WSRA has paid a $140.00 USD annual BLM maintenance fee per claim by August 31, 2010, and $6.00 filing fee to Yavapai County for a total of $566.00 USD to keep the four (4) subject lode claims in good standing for the maintenance fee year September 2010 to September 2011.

Historic geochemical sampling, trenching and limited drilling for gold and silver has been performed within and adjacent to the Property claim block boundaries with anomalous results. However, the Property will have to be drill tested to define potential economic grade mineralization.

The Property visit on August 17, 2010, by author Daniel Stage did not reveal any obvious environmental liabilities. Mine buildings, process facilities, open pits, shafts, or recent non- reclaimed mining or exploration impacts were not observed within or immediately adjacent to the Property.

Located within the Bueno #1 lode claim boundary are two historic adits and one trench with an undriveable historic road to the adits. The two adits and trench were developed in approximately 1873 and are difficult to access due to very thick brush covering. The trench, approximately 300 feet x 4 feet x 20 to 30 feet deep (91.4 m x 1.2 m x 6.1 to 9.1 m deep) no longer exists. The two adits have historic horizontal development of 60 and 230 feet. Two other historic adits apparently exist within the Sungold #4 claim boundaries. The two adits have historic horizontal development of 15 (4.6 m) and 40 feet (12.2 m). Access is difficult due to very thick brush covering to confirm the location as of the four adits.

Currently, WSRA or VHGI are not required to assume the environmental or reclamation liabilities for any of the historic workings and associated access roads as described above.

A complete physical inspection of WSRA‟s four unpatented lode claims at Sungold could not be completed by author Daniel Stage on August 17, 2010, due to time constraints, very thick brush covering, and total acreage involved. The four adits and trench were not located or inspected, nor were all the claim corners or monument posts of the four lode claims inspected. Several corner posts for claim Bueno #1 were found lying down, but accuracy of their location was not confirmed. Most of the lode claim monument posts and corner posts were not located due to the very thick brush covering.

Exploration work on the Property such as geological mapping, geochemical sampling, and geophysical surveying will not require permitting from either the BLM or the State of Arizona. Access road improvement, drill roads/pads, and drilling will require either a Notice of Intent or a Plan of Operation permit and reclamation bonding with the Forest Service depending on total surface disturbance proposed for the exploration drilling program.

Terms of the contractual agreement between Western Sierra Mining Corporation and  VHGI Gold, LLC. The following is a statement from WSRA regarding the pending Sungold property contractual agreement between Western Sierra Mining Corporation and VHGI Gold, LLC:

“As of the date of this writing,  the Sun Gold properties consisting of AMC claim numbers 353106, 389109, 389110 3and 389111, are  located on Forestry Service property in Central Arizona.

These claims are owned by Western Sierra Mining with the 2010-2011 Maintenance Fees having been made August 8th, 2010.

There are no encumbrances of any kind connected with the above referenced property.

There is a pending sale of the property to VHGI Holdings Inc, a sale still under negotiation.”

5.0 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

5.1 Access

The Property is accessible from Prescott by driving southeast on U.S. Highway 69 approximately 26.0 miles (41.9 km) to the East Central Avenue exit in the town of Mayer. Drive southwest approximately one block on E. Central Avenue to Railroad Avenue and turn right (west) and continue approximately two blocks and turn left (south) onto Miami Street and then go approximately one block to Wicks Avenue. Turn right (west) on Wicks Avenue and proceed approximately two blocks to Jefferson Avenue and turn left (south). Continue on Jefferson Avenue approximately 0.5 miles (0.8 km) to Pine Flats Road/Forest Service Road 67 at the end of the pavement and drive approximately 9.8 miles (15.8 km) to Forest Service Road 52/Old Senator Road and turn left (south). Continue 3.6 miles (5.8 km) on Forest Service Road 52/Old Senator Road, passing Battle Flat Road at 3.0 miles (4.8 km), to the Sungold Property. Both Forest Service Road 52 and 67 are maintained improved gravel roads. The Property is accessible from Forest Service Road 52/Old Senator Road by walking or all terrain vehicles (atv).

5.2 Climate

Summers are hot, the temperature often reaching 110 F (43.3 C), although the mean for June, July, and August is not much above 80F. Winters are mild, with a temperature range between 20 and 75 F (6.7 and 23.9 C) and a mean of about 50F (10 C). Spring and fall temperatures rarely rise above 95 F (35 C) or fall much below freezing: the mean temperature at these seasons is about 55 F (12.8 C). Annual precipitation amounts to approximately 18 inches (47.7 cm), with about one-third of which occurs during the months of July, August, and September. Most of the remainder occurs from December to April. Precipitation during May and June combined usually is less than one inch. Virtually no snow falls at elevations below 5,000 feet (1,524 m).

5.3 Local Resources

Yavapai County, Arizona is largely rural with a population of approximately of 220,000. Prescott is the largest city in Yavapai County with a population of approximately of 43,000. Prescott is served by a general aviation airport. Mining has been one the main industry in the county since the late 1860‟s. The Sungold Property is easily accessible from Prescott, which is capable of supplying most of the labor, equipment, or service requirements for conducting exploration or mine-related activities. Prescott and the surrounding area currently supports the large, open-pit Bagdad copper mine, approximately 50 miles (80.5 km) west-northwest of the Property.

5.4 Infrastructure

Currently, there is little infrastructure at the Sungold property. However, the Property is readily accessible by improved gravel roads and the location of the nearest power lines is unknown. Cell phone service is available at the Property, depending on the cell phone provider, line of sight and topography.

The surface ownership of the Sungold Property is federal public land typically used for multiple purposes including mining. WSRA as the claim owner currently retains the mineral rights.

WSRA‟s lode claims are unrestricted for exploration drilling and development through acquired State of Arizona and U.S. Forest Service permits. Surface water and ground water ownership rights are unknown.

The Sungold Property has sufficient area and the topography is such that the Property could be developed by typical open-pit or underground mining methods. It should be noted that this is an exploration property in the early phase of investigation and it would premature to conduct detailed studies for a mine plan and layout, which would include the location of storage, waste disposal, processing areas, open pit or underground facilities, and roads.

5.5 Physiography

The Property is located in the north-northwest-trending southern Bradshaw Mountains physiographic province and the Transition Zone tectonic province. Elevations range from about 2,625 feet (800 m) in the Black Canyon area to about 7,775 feet (2,370 m) on Mt. Union. Northeast-southwest mountain ranges and parallel intermountain basins typify the region.

The elevations within the immediate Sungold Property area range from 5,100 (1,554.5 m) to approximately 6,000 feet (1829 m). Within the Sungold Property area, surface water or springs have not been observed and perennial streams drain the Property surface runoff to the northeast and east towards the Turkey Creek, approximately 0.5 miles (0.15 m) to the northeast. The Property is located in the Turkey Creek watershed.

Conifer forests are common at higher elevations and on north-facing slopes, scrub oak and manzanita predominate at moderate elevations, and desert vegetation is dominant at lowest elevations. On the Property, scrub oak and manzanita predominate with sagebrush, rabbit brush, bitter brush, numerous types of grasses, thistle, and lupine covering the slopes of colluvium and alluvium at upper and lower elevations.

6.0 HISTORY

The Sungold Property is located on the northeast slopes of the Bradshaw Mountains within the Turkey Creek Mining District in central Yavapai County, approximately 24 miles (38.6 km) south-southeast of Prescott, Arizona (Figure 1).

The Turkey Creek Mining District is poorly defined and may jointly overlap the boundaries of the poorly defined Battle Flat and Bradshaw Mining Districts, located approximately 0.5 miles (0.15 m) the east and south of the Property, respectively.

Mining in the Turkey Creek district started prior to 1874, with significant production before 1900 (Lindgren, 1926, p. 150-152) and principal metals production between 1872 and 1965. Metals production in the district was approximately 53,000 pounds of copper, 1,214,000 pounds of lead, 4,300 pounds of zinc, 1,600 ounces of gold, and 198,000 ounces of silver.

Notable mines within the Turkey Creek district are the Morgan Mine (1.5 miles (0.5 km) to the east-northeast), and the Cumberland and War Eagle Mines, and the Gold Note Group and Goodwin Properties located around the historic community of Goodwin, approximately 2.5 miles (4.0 km) north of the Property (Lindgren, 1926, p. 150-152). Mr. Lindgren incorrectly located the Bully Bueno silver mine (Sungold) to the north of Goodwin, and did not cite any production of metals.

In “The Resources of Arizona, A Manual of Reliable Information Concerning the Territory, compiled by Patrick Hamilton, Under Authority of the Legislature, Prescott, Arizona, 1881”, the Turkey Creek Mining District is described as follows: This district is about twenty miles southeast of Prescott. The ledges are principally silver-bearing, in a granite and porphyry formation. The camp has plenty of wood and water, and a climate unsurpassed in the Territory. The Tuscumbia is situated on a northern spur of the Bradshaw range. It is opened by a shaft 100 feet deep, and a tunnel 250 feet. The vein is about 18 inches wide, assaying $200 per ton. A five-stamp mill has been erected, and some $25,000 in silver has already been taken out. The Goodwin is from 4 to 6 feet, between smooth walls; the pay streak is from 1 to 3 feet, assaying from $50 to $800 per ton. The Holmes claim, on the Goodwin ledge, shows a vein from 1 to 4 feet wide, assaying from $60 to $1,000 per ton. The ore is a rich antimonial silver. There is a shaft 85 feet, and a tunnel 160 feet. It has yielded $2,800, in silver. The Hatz and Collier claim is a northern extension of the Goodwin. It shows a vein from 2 to 4 feet, that assays from $50 to $500 per ton. It is opened by several shafts and tunnels. The Continental is a large ledge, carrying a rich pay streak. It has a tunnel 200 feet in length, besides several shafts. The Peerless is a large dike, with a vein of rich ore. It has a shaft 90 feet. The Succor shows a 2-foot vein of galena ore, some of which assays $200 per ton. It has a shaft 100 feet. The Gold Note shows a good body of rich galena ore. It is opened by a shaft 100 feet deep. The Morning Glory is a large ledge of gold quartz. It is opened by a shaft 100 feet deep and by a 100-foot tunnel. The Trinity carries from 6 inches to 15 inches of sulphuret ore, that assays $100 per ton. It has a shaft 80 feet. The Compton has a shaft 48 feet, and carries from 1 to 2 feet of antimonial silver ore. The Bully Bueno, Town Site, Adirondack, Lincoln, Nevada, McLeod mine, Richmond, Kendall, Franklin, and many more, all show ore of a high grade.”

Tungsten production occurred within the poorly defined boundaries of the Turkey Creek Mining District, primarily in the 1950‟s, and is described as follows:

“Tungsten deposits are distributed throughout southern Yavapai County. Scheelite is the primary mineral in all localities except the Eureka district. The scheelite occurs principally in schist and gneiss and is associated with quartz, epidote, garnet, and tourmaline. The wolframite ores are principally in granitic rocks. Distribution of the tungsten minerals within a deposit is very sporadic, and the ore generally occurs in small pockets and lenses which usually are related to structure. An interesting feature of the tungsten deposits in the southern part of the Bradshaw Mountains is the presence of dark-colored, slightly to highly magnetic, hornblende schist formations. This feature was not recognized until investigation of deposits in Yavapai County was nearly complete. Where observed, the magnetic schist was from a few tens of feet to a few hundred feet distant from the scheelite occurrence” (Hess, Frank L, 1917).

Accurate tungsten (WO3) production records for the county are not available. Approximately 18,500 units of WO3 were produced from 1916 through 1956.

Two notable tungsten producing mines within several miles south of the Property are the:

Mammoth Mine
“Mammoth prospect is in approximate sec. 20, T. 11 N., R. 1 W. A few tons of ore was packed from the claim in 1956, but the production is not known. The scheelite occurrence here is similar to that on the Lucky Star claim on Pine Creek about 1.5 miles to the south. A narrow quartz-tourmaline vein carries sparse, sporadic scheelite grains with small, localized concentrations. The vein strikes N50°E., dips 70° W., and is in Yavapai schist. A small parallel fault, probably postore, shows on the west side of the larger cut. More epidote is present here than at the Luck Star occurrence” (Hess, Frank L, 1917).

Lucky Star Claim
“The Lucky Star unpatented lode claim is in approximate sec. 32, T. 11 N., R. 1 W., unsurveyed, in the Bradshaw Mountains between Goodwin and Crown King. The only production is 7 tons of ore containing 3.7 percent WO3 from which 15 u n i t s were sold in 1953. Workings consist of three opencuts, two of which are caved portals to unknown underground workings. At this prospect scheelite occurs in a quartz-tourmaline vein with some epidote in a soft, brown Yavapai schist. The vein strikes N 20° E and dips 82° NW. The scheelite is in sparse, sporadic grains ranging from minute particles to 1 inch in size, and in short, discontinuous stringers up to one-eighth inch wide. Vein widths range from 3 inches to 3 feet. The deposit can be traced discontinuously for a distance of about 400 feet. The Yavapai schist contacts Bradshaw granite approximately 100 yards west of the workings” (Hess, Frank L, 1917).

Sungold Mine (Bully Bueno)

In 1864, Bob Grooms, one of Arizona's best known pioneers discovered the "Bully Bueno" gold ledge, on Turkey Creek, and soon eight arastras located on Turkey Creek were grinding out hi-grading free milling oxide ores (gold and silver). With news of "Bully Bueno" gold discovery, Mr. George Vickeroy, superintendent for the Walnut Grove Gold Mining company, whose headquarters were in Philadelphia, set up a twenty stamp mill on Turkey Creek at the miner‟s community of Bueno in late 1866. Trouble with the local Native Americans stopped mining and milling operations in 1869 with numerous attacks that led to the deaths of many miners and the mill being burned to the ground.

The Saturday Morning, April 5, 1873, Arizona Weekly Miner based in Prescott, Arizona described the Turkey Creek Mining District and the Bully Bueno Mine (Sungold) as follows:

"A number of gold veins have been located and opened in this district, and a splendid stamp mill was erected by the Bully Bueno Company, but none of these mines have proved successful.  The claim on which the most work has been done is the Bully Bueno, which is a deposit quite as singular as its barbarous name. It is one of many illustrations, so frequently met with in the West, of how mining ought not to be carried on. "A splendid stamp mill was built by this company, an eastern association, before the mine was the least developed, and when this was finally accomplished, it was only to prove that the mine was not worth it. The mining works are located on two hills, separated by a deep gulch, about one and a half mile south of Turkey creek.  The deposit is an irregular body of quartz, filled with large patches and threads of hornblende. It occurs in metamorphic slates running northeast and southwest, and dipping steeply to the northwest, and the quartz bodies strike and dip with them. These constitute no vein, but are lenticular masses, entirely independent of and overlapping each other, as plainly shown in the shafts and tunnels. These are well planned and located and had the mineral matter proved sufficiently rich to pay they could have supplied a twenty-stamp mill with ore.

Near the top of the southern hill a cut along the vein, 300 feet long, and 20 to 30 feet deep, has been made, and the hornblende quartz, 3 1/2 to 4 feet wide, has been entirely removed. Lower down on the hillside is a tunnel, 60 feet long, in which a winze is sunk to the depth of 40 feet. Still lower down, and about 100 feet above the bottom of the ravine, is another tunnel, 230 feet long. In this tunnel are two shafts; the one near its mouth is in the hanging wall of the deposit, and strikes it at a depth of 35 feet; the other is a short distance in the tunnel, and is sunk on an incline of 85 degrees. In this tunnel the lentincular shape of the deposit is well shown. Where the second shaft is sunk, the body of ore followed in the tunnel from the surface thins out and finally ceases, and another is met within a crosscut of 8 feet in the hanging wall. Where fullest developed these bodies are 7 feet wide. Horneblende is found in great-quanity in the quartz throughout, but not a trace of pyrites. It is claimed that at one point at the surface where the horneblende was entirely decomposed, imparting a rusty color to the quartz, this ore yielded over $100 per ton in arastras and that a number of tons of this rich ore were so worked, where upon the property was sold to the company that now owns it. It is certain, however, that the great bulk of the ore does not contain more than $8.00 per ton. Large piles of this lie about the mouth of the several shafts and tunnels and at the foot of the chute, which is built in a substantial manner from the lower tunnel to the bottom of the ravine, where the wagons were to receive the ore.

On the opposite hill occur two zones of the same nature as just described, one of which lies very nearly in line with the works on the other side, while the other is parallel to the first and west of it. The eastern one has been opened by two inclines. In the upper one, which is fifteen feet deep, a body of quartz and hornblende shows right at the top, but it pinches out four feet from the surface. The remainder of the shaft is sunk in slate. The lower incline is sunk forty feet deep upon a large mass of quartz and hornblende, at least eight feet wide. At this point, it is claimed, the ore was found on the surface, which proved so rich in arastras. The mill on Turkey Creek was evidently a substantial structure, and contained twenty stamps and ran by steam engine. It has been burnt to the ground by Indians during the last spring, and the rusty and bent remnants of the stamps and other machinery, entirely worthless in this place, are all that remains. The distance from this place to Prescott, by a very good trail, is twenty-two miles, by wagon road about forty miles."

Bob Pollard and M & M Mining

The Bully Bueno Mine remained inactive for many years as a result of the local Native American activities in the area, and eventually abandoned until the “Next known3 activity of 33consequence3 3 3 3 was the Pollard operation dating back to the late 1970’s and into the early 1980’s. Bob Pollard, 3a local miner, had been hi-grading by hand methods ore from various3 sites at the Bueno and 3around 1980 he constructed a hi-line from a NE location on the property to the main road below in the saddle( between the two hills) He used the hi-line to transport down to the road and then by small truck to his millsite location about 2 to 3 miles north. Eventually the Forest Service3 3shut his operation and millsite down, a result of having no permits.” Pollard sold his patented mining claim to the Forest Service, date unknown. The patented claim was located in the approximate location of the current unpatented lode claim Bueno #1 (Jenkins, D., 2010).

“After having been3 shut down for a time Pollard began to work on the property once again
3 3under the 3name of M&M Mining. He focused primarily on 3 the main tunnel area 3 3and surface 33 ore 3 above 3 3 the adit, taking samples 3and mining approximately 100 tons 3 or so 3 of ore, much of which remain as an 3 ore pile above the adit face 3 3and near the 3 top of the hill just 3south of the wash. Most of this work was done in 1986 and 87” (Jenkins, D., 2010).

Assay results of rock chips sampling of vein and rock outcrops, historic dumps, adits, and shafts, and shallow trenches varied from 0.01to 0.496 ounces of gold (0.34 g/mton and 17.0 g/mton), and nil to 3.515 ounces of silver (nil g/mton and 120.5 g/mton). The sampling was performed in 1987. Notable sample location descriptions identify sulphide (pyrite?) and galena content within some of the quartz veins, and the Bully Bueno quartz vein width of approximately ten feet (3.1 m). Assaying was performed by Iron King Assay Inc., Humboldt, Arizona. Analytical precision and accuracy checks by analyzing standard, duplicate and blank samples apparently were not performed. The Property owners retain laboratory certificates.

Mr. Pollard maintained his North Bueno #3 -- #6, #9 -- #12 unpatented lode claims until 1992. GoldRiver Exploration Company and Terra Sources Ltd.

“GoldRiver Exploration Co. became interested in the property after having met Pollard in 1988 and taking a few samples in late 1988 and again in 1989. An agreement was established and a Joint Venture was completed with Terra Sources Ltd. GoldRiver and Terra Sources began some exploration sampling and decided to bring in a partner or lease/sell the property to a company with the resources to develop. GoldTech Engineering was chosen to take the lead role in all exploration activities as a technical 3consulting firm” (Jenkins, D., 2010).

The GoldRiver Exploration sampling in early 1988 of veins and rock outcrops resulted in analytical values varying from 0.002 to 0.220 ounce of gold (0.07 g/mton and 7.5 g/mton,). Sample descriptions, and/or locations were hand written on the 'marked up' copy of the laboratory certificate. Assaying was performed by Chemex Labs Inc., Sparks, Nevada. Analytical precision and accuracy checks by analyzing standard, duplicate and blank samples apparently were not performed. The Property owners retain the laboratory certificates.

GoldRiver Exploration and M&M Mining sample assay results of rock chips of vein and rock outcrops, historic dumps, adits, and shafts, and shallow trenches varied from 0.001 to 0.471 ounces of gold (0.03 g/mton and 16.2 g/mton). The sampling was performed in late 1989. Laboratory used to perform the assaying is unknown. Laboratory certificates are not available.

Norgold Resources Inc.

Norgold Resources Inc. sampled the Property in mid 1989. Using a „marked up‟ copy of an laboratory certificate, dated June 5, 1989, nine samples from a 20 foot (6.1 m) composite rock chip panel (?), altered wallrock, and 60 feet (18.3 m) (composite rock chip panel ?) from the
„main zone‟ revealed analytical results that varied from less than 0.001 to 0.04 ounces of gold (0.03 g/mton and 1.4 g/mton) and less than 0.2 to 1.0 ppm of silver. Also there were anomalous values of arsenic and mercury indicating a potential over print of an epithermal (low temperature) phase of mineralization. Sample locations are unknown. Assaying was performed by Geochemical Services Inc., Sparks, Nevada. Analytical precision and accuracy checks by analyzing standard, duplicate and blank samples apparently were not performed. The Property owners retain laboratory certificates.

Corona Gold Inc.

Corona Gold Inc. sampled the Property in late 1989. Using a „marked up‟ copy of an laboratory certificate, dated 5-Oct-1989, approximately 75 samples from unknown locations revealed analytical results that varied from less than 2 to 14,726 ppb of gold and less than 0.2 to 4.9 ppm of silver. Also there were anomalous values of arsenic and mercury indicating a potential over print of an epithermal (low temperature) phase of mineralization. Sample locations are unknown. Assaying was performed by Barringer Laboratories Inc., Sparks, Nevada. Analytical precision and accuracy checks by analyzing standard, duplicate and blank samples apparently were not performed. The Property owners retain laboratory certificates.

Echo Bay Exploration Inc.

Echo Bay Exploration Inc. sampled the Property in early 1990. Using a „marked up‟ copy of an laboratory certificate, dated 3-Apr-1990, approximately 18 samples from unknown locations revealed analytical results that varied from less than 5 to greater than 10,000 ppb of gold (0.0001 to 0.636 ounce) and less than 0.1 to 5.8 ppm of silver. Also there were anomalous values of arsenic and mercury indicating a potential over print of an epithermal (low temperature) phase of mineralization. Sample locations are unknown. Assaying was performed by Chemex Labs Inc., Sparks, Nevada. Analytical precision and accuracy checks by analyzing standard, duplicate and blank samples apparently were performed. The Property owners retain laboratory certificates.

SunGold Resources Inc.

In a letter (Notice of Intent permit) submitted by GoldTech Engineering Co. (Don L. Jenkins, CPG #3341, M.E. 1594874) to the Bradshaw Ranger District, U.S. Forest Service, dated April 11, 1990. GoldTech, representing SunGold Resources Inc. (controlled by Don L. Jenkins and C.E. Marker of Prescott) proposed a trenching project with minor road building within the existing claim block, approximately 44 lode claims and owned by R. Pollard, Gold River Exploration, C.E. Marker, and SunGold Resources. The trenching project permit was approved and at least five of the 13 trenches proposed were completed by mid 1990 (BLO-1, BT-1 – BT-5) based on available analytical results (Figure 3). Analytical summaries of each trench are as follows:

BLO-1: continuous sampling on four foot (1.2 m) intervals over 0 to 24 feet (0.0 - 6.1 m): varies from 0.001 to 0.04 ounce of gold (0.03 g/mton and 1.4 g/mton,) and less than 0.01 to 0.01 ounce of silver (nil g/mton and nil g/mton).

BT-1: continuous sampling length intervals varied over 55 – 160 feet (16.8 – 48.8 m): varies from 0. 0.002 to 0.012 ounce of gold (0.07 g/mton and 0.41g/mton) and less than 0.01 to 0.01 ounce of silver (nil g/mton and nil g/mton).

BT-4: continuous sampling on ten foot (3.1 m) intervals over 0 to 200 feet (0.0 – 61.0 m): varies from 0. 0.001 to 0.35 ounce of gold (0.07 g/mton and 12.0g/mton,) and less than 0.01 to 0.19 ounce of silver (nil g/mton and 6.5 g/mton).

BT-5: continuous sampling on ten foot (3.1 m) intervals over 0 to 90 feet (16.8 – 27.4 m): varies from 0. 0.002 to 0.255 ounce of gold (0.03 g/mton and 8.7g/mton,) and less than 0.01 to 0.13 ounce of silver (nil g/mton and 4.5 g/mton).

GoldTech used Triad Minerals Co., Wickenburg, Arizona, to perform the assaying. Analytical precision and accuracy checks by analyzing standard, duplicate and blank samples apparently were not performed. The Property owners retain laboratory certificates.

Chase Resources Corporation

In July 1990, Chase Resources Corporation, Vancouver, B.C., Canada, announced that they had acquired the 740 acre Sungold Property, acquisition arrangement unknown, and planned trenching and drilling. Chase Resources collected samples from the existing trenches and duplicate samples collected by GoldTech Engineering and SunGold Resources and submitted 40 samples to Legend Metallurgical Laboratory, Inc., Reno, Nevada, for gold analysis only. Analytical summaries of each trench are as follows:

BLO-1: continuous sampling from 0 to 12 feet (0.0 – 3.7 m): 0.013 ounce of gold (0.45 g/mton,); continuous sampling from 8 to 12 feet (2.4 – 3.7 m): 0.043 ounce of gold (1.47 g/mton,); continuous sampling from 16 to 20 feet (4.9 – 6.1 m): 0.030 ounce of gold (1.03 g/mton,).

BLO-3A: continuous sampling from 0 to 10 feet (0.0 – 3.1 m): 0.024 ounce of gold (0.82 /mton,); continuous sampling from 10 to 20 feet (3.1 – 6.1 m): 0.009 ounce of gold (0.31 g/mton,); BLO-3A-2: continuous sampling from 0 to 8 feet (4.9 – 6.1 m): 0.004 ounce of gold (0.14 g/mton,); BLO-3A-2: continuous sampling from 8 to 16 feet (2.4 – 4.9 m): 0.001 ounce of gold (0.03 g/mton,).
BLO-4A-2: continuous sampling from 0 to 6 feet (0.0 – 1.8 m): 0.004 ounce of gold (0.14 g/mton,); continuous sampling from 6 to 14 feet (1.8 – 4.3 m): 0.005 ounce of gold (0.17 g/mton,); continuous sampling from 14 to 19 feet (4.3 – 5.8 m): 0.004 ounce of gold (0.14 g/mton,); continuous sampling from 19 to 28 feet (5.8 – 8.5 m): 0.006 ounce of gold (0.21 g/mton,) - Duplicate results 0.006 ounce of gold (0.21 g/mton); continuous sampling from 28 to 38 feet (8.5 – 11.6 m): 0.001 ounce of gold (0.03 g/mton,).

BLO-5: continuous sampling from ? to ? feet (unknown): 0.018 ounce of gold (0.62 g/mton,); Duplicate results 0.010 ounce of gold (0.34 g/mton).

BT-1B: continuous sampling from 0 to10 feet (0.0 – 3.1 m): 0.002 ounce of gold (0.07 g/mton,); continuous sampling from 49 to 55 feet (14.9 – 16.8 m): 0.001 ounce of gold (0.03 g/mton,); continuous sampling from 55 to 65 feet (16.8 – 19.8 m): 0.026 ounce of gold (0.89 g/mton,); continuous sampling from 77 to 93 feet (23.5 – 28.4 m): 0.002 ounce of gold (0.07 g/mton,); continuous sampling from 93 to 101 feet (28.4 – 30.8 m): 0.012 ounce of gold (0.41 g/mton,); continuous sampling from 101 to 115 feet (30.8 – 35.1 m): 0.014 ounce of gold (0.48 g/mton,) - Duplicate results 0.014 ounce of gold (0.48 g/mton); continuous sampling from 115 to 125 feet (35.1 – 38.1 m): 0.015 ounce of gold (0.51 g/mton,).

BT 3: continuous sampling from 170 to 178 feet (51.8 – 54.3 m): 0.07 ounce of gold (2.39 g/mton,); continuous sampling from 219 to 330 feet (66.8 – 100.6 m): varies from 0.002 to 0.216 ounce of gold (0.07 g/mton and 7.41 g/mton).

BT 4: continuous sampling from 70 to 80 feet (51.8 – 54.3 m): 0.008 ounce of gold (0.27 g/mton,); continuous sampling from 160 to 190 feet (66.8 – 100.6 m): varies from 0.012 to 0.091 ounce of gold (0.41 g/mton and 3.12 g/mton).

BT 5: continuous sampling from 40 to 50 feet (12.2 – 15.2 m): 0.014 ounce of gold (0.27 g/mton,); continuous sampling from 70 to 80 feet (21.3 – 24.4 m): 0.004 ounce of gold (0.27 g/mton,); continuous sampling from 80 to 100 feet (24.4 – 30.5 m): 0.230 ounce of gold (0.27 g/mton,) - Duplicate results 0.260 ounce of gold (8.91 g/mton); continuous sampling from 28 to 38 feet (8.5 – 11.6 m): 0.001 ounce of gold (0.03 g/mton,).

After the completion of the trenching program by GoldRiver Exploration and M&M Mining in 1989, and SunGold Resources in mid 1990, property evaluations by Property owners, numerous geologists and consultants identified an ore body, or shear zone, approximately 200 foot (61 m) by 1,000 foot (305 m) containing numerous high angle quartz veins of varying widths. Quartz breccia zones are associated with the quartz veins. The shear zone and veins are the result of a hidden fault (fault zone) that was encountered in Kennecott‟s drill holes SG-2 and SG-4. Also encountered in drill holes SG-1 to SG-5 were zones of brecciation, shearing, ductile straining, and mylonization. Mylonization is caused by extreme microbrecciation and milling of rocks during movement on fault surfaces.

There is a zone of similar mineralization approximately 1,600 feet (488 m) to the south of the main zone, but it is not known if the two zones are joined below surface and if they occur within the same fault structure.

Starting in 1989, exploration reconnaisance began, consisting of surface outcrop sampling, rock chip geochem, and limited mapping by various exploration company geologists, or consultants representing one group or another. In July of 1990 GoldTech Engineering Co. conducted a trenching program within the "core" area of indicated mineralization, together with limited trenching of a distant projected southern zone extension. This work was very encouraging, and as a result, Kennecott Exploration Co. acquired the Property in late 1991.

Kennecott Exploration Company

“In late 1990 the Kennecott Exploration Co. evaluated the trench/sample data completed by GoldTech and proceeded to take a lease/option on the property to re-open trenches and complete an RC drilling program which it did in 1991 (Jenkins, D., 2010). The lease/option agreement, dated March 1, 1991, between Kennecott Exploration and SunGold Resources is unknown. The claim block is assumed to have remained at 44 unpatented lode claims, and controlled by SunGold Resources.

“Project work commenced in May of 1991, beginning with geologic mapping and sampling by 2 geologists at 1"=200' scale. Trench mapping and rock channel sampling was conducted in addition. A soil survey was conducted by FLG (Free Lance Geologists) of Salt Lake City, Utah, consisting of 16 N50W-S40E lines each 6000' long, spaced 400' apart with soils gathered every 200'. All 480 soil samples were analyzed at Rocky Mountain Geochemical in Salt Lake City, Utah for Au, As, and selected line intervals for Cu, Pb, and Zn.

Rock chip samples were sent to Bondar-Clegg in Sparks, Nevada and analyzed for a large suite of elements (see reports). Trenches 1- 5, excluding #2, were channel sampled and analyzed initially for Au by FA/AA at Rocky Mountain Geochemical. An inconsistancy in results was identified which prompted the same pulps to be re-analyzed for Au at Bondar-Clegg. Comparison of lab reports showed discrepancies, which were thought to have occurred in the initial sample preparation, thus initiating a re-pulping of the first 100 original rejects into a set of three. The new pulps were sent to three labs: Skyline, Rocky Mountain (reject re-pulper), and
Bondar-Clegg, to acquire more consistent results. In addition to Au, Rocky Mountain assayed for Ag, Cu, Pb, and Zn. Trenches 6-11 were mapped and sampled. Samples from these trenches were analyzed at Chemex Labs.” (Keating, L.)

Available trench sampling analysis summaries, including duplicates, from laboratory certificates of trenches BT-3, BT-4, BT-5, BT-9, and BT-11 sampled by Kennecott are as follows:

BT-3: analysis by Rocky Mountain Geochemical Corp., April 23, 1991, continuous sampling lengths and intervals unknown – sample number: 34376 C to 34385 C: varies from 68 to 1970 ppb for gold.

BT-4: analysis by Rocky Mountain Geochemical Corp., April 23, 1991, continuous sampling lengths and intervals unknown – sample number: 34386 C to 34424 C: varies from 12 to 9499 ppb for gold.

BT-5: analysis by Rocky Mountain Geochemical Corp., April 23, 1991, continuous sampling lengths and intervals unknown – sample number: 34475 C to 34500 C: varies from 8 to 2481 ppb for gold.

BT-4: analysis by Bondar-Clegg, Inc., 13-May-1991, continuous sampling lengths and intervals unknown – sample number: P4 34400 to P4 34474: varies from 21 to greater than 10000 ppb (0.741 oz/ton or 25.41 g/ton) for gold.

BT-5: analysis by Bondar-Clegg, Inc., 13-May-1991, continuous sampling lengths and intervals unknown – sample number: P4 34435 to P4 34500: varies from 9 to greater than 10000 ppb (0.322 oz/ton or 11.04 g/ton) for gold.

BT-3: analysis by Skyline Labs, Inc., July, 30, 1991, continuous sampling lengths and intervals unknown – sample number: 34370 C to 34385 C: varies from 0.060 to 9.600 ppm for gold.

BT-4: analysis by Skyline Labs, Inc., July, 30, 1991, continuous sampling lengths and intervals unknown – sample number: 34386 C to 34394 C: varies from 0.015 to 9.600 ppm for gold.

BT-9: analysis Chemex Labs, Inc., 09-Aug-1991, continuous sampling lengths and intervals unknown – sample number: 2122C to 2142C: varies from less than 5 to greater than 25 ppb for gold.

BT-11: analysis Chemex Labs, Inc., 09-Aug-1991, continuous sampling lengths and intervals unknown – sample number: 2143C to 25002C: varies from less than 5 to greater than 25 ppb for gold. 44084B to 44087B: varies from less than 5 to greater than 10000 ppb (0.284 oz/ton or 9.74 g/ton) for gold.

The location of the “soil survey -- conducted by FLG (Free Lance Geologists) of Salt Lake city, Utah, consisting of 16 N50W-S40E lines each 6000' long, spaced 400' apart with soils gathered every 200'” and the analytical results of “All 480 soil samples -- analyzed at Rocky Mountain Geochemical in Salt Lake City, Utah for Au, As, and selected line intervals for Cu, Pb, and Zn" are unknown and not available for this report.

“Drill site and access construction permitting began with the Bradshaw District of the U.S. Forest Service in early August, 1991. A "Plan of Operations" was submitted requesting 11 drill sites (30'x15') and approximately 3400' of 12' wide road. Plan approval was given to Kennecott Exploration to commence operations following an Environmental Assessment Plan provided by the U.S.F.S. Other permitting required was a "Notice of Intent to Drill and Abandon Exploration Wells" for the Arizona Department of Water Resources and a "Nationwide 26 Permit" from the Army Corps of Engineers which allowed access construction in an intermittent stream. Both of these permits were approved (Figure 3).

Shortly after all permits were approved, Kennecott Exploration commenced drilling in mid-November in conjunction with road-drill site construction and trench reclamation. Road and drill site construction and trench reclamation was contracted to Sierrita Mining and Ranching ofSahuarita, Arizona. A D-7 size bull-dozer was used to build road, drill sites, and clear snow. A track mounted excavator reclaimed all trenches with the exception of 1, 3, and 4. Recently, in February, 1992, seeding and mulching was conducted on the reclaimed trenches. Complete reclamation of all work to date is to begin in mid-March, 1992.

Drilling began November 22, 1991, and ended December 11, 1992. The drill contractor was Dateline Drilling from Dodson, Montana. All holes were 4 1/2" in diameter, reverse circulation, and samples were cyclone split every 5' into 2 samples; one for assay and one for reject.

Drill hole depth ranged from 200' to 750' at angles between 50° and 75° from horizontal. All drill holes were plugged per Arizona Department of Water Resources requirements. Holes are marked by a wood stake set in cement. Total drilling footage was 4720'.

Geochemical analysis of all drill hole cuttings was handled by Chemex Labs, who prepared the samples in Tucson and analyzed them in Vancouver, B.C., Canada. All samples were analyzed for Au and Ag. All pulps were transferred to Bondar Clegg in Vancouver, where they are presently. Selected pulps from mineralized intervals were assayed by Bondar Clegg for Au, As, Cu, and Pb and in addition, some intervals were analyzed for Cr.

Only five drill hole logs of the eleven are available, SG-1 through SG-5 (partial). The five borings drilled are described as follows:
Number	Depth (feet)	Bearing (from north)	Inclination (from surface)
SG-1	500'	90°	50°
SG-2	400'	S75°E	50°
SG-3	470'	S75°E	70°
SG-4	450'	S75°E	50°
SG-5	670'	90°	75°

The drilling program was designed to intersect a broad shear zone defined by the previous trenching exploration work performed by Gold Tech Engineering Co. and M&M, SunGold Resources, and Kennecott Exploration.

Geology and associated mineralization encountered during the drilling program was summarized in the 1992 Sungold Property Report by Don L. Jenkins (Gold Tech Engineering Co.) as follows: “A broad zone of shearing encompasses the area of mineralization as indicated by intense mylonitization, together with stockwork shearing, and tourmalization along planes of shearing. Specifically, gold is associated with limonite and goethite ocher within the fractures, and with intense silicification enveloping the gold zones. Gold is also noted to occur within quartz-tourmaline veins that are hosted by both a tan to buff-colored rhyolitic tuff, and sericitic/chloritic schists. Also within the "package" are amphybolite to pyroxenite dikes that are not necessarily within the gold-bearing zones. Multiple zones of shearing and silicification lie stacked atop one another and trend generally N15E to N50E, and dip between 50 and 75 degrees to the west.

SUNGOLD #4
SUNGOLD #3
SENATOR
4WD
5600
5800
SG-1
SG-2
SG-3
SG-4
SG-5
SG-6
SG-7
SG-10
BT1
BT2
BT3
BT4
BT5
BT7
BT8
BT9
BT10
BT13
SCALE 1:24000
0
500
FEET
1500
0
METERS
500
40 FOOT CONTOUR INTERVAL
PORTION OF USGS 7.5' QUADRANGLE
'MOUNT UNION, AZ'
SG-1
DRILL HOLE
BT5
TRENCH
1500 ft
600 ft
SUNGOLD #3
UNPATENTED LODE MINING CLAIM
N
VHGI Gold, LLC
SUNGOLD PROPERTY
DRILL HOLE AND TRENCH MAP
FIGURE NO.
DBS
DBS
3

19

As noted in the drilling, fine-grained pyrite, and limonite after pyrite, is generally always associated with gold values, together with silicification, tourmaline, and often sericite. It was noted within the trenches that sericitic/mylonitic schist, or sericitic alteration with "stretched" tourmaline crystals along shear planes nearly always envelope quartz/limonite-filled fracture zones, particularly within the felsic rhyolitic tuff unit. It should be noted here that Kennecott Exploration mapped the tuff unit as a felsic schist irregardless of geologic opinion this buff/tan unit is the most favorable host for gold mineralization. It is also this unit that contains in localized fashion extensive stockwork fracture patterns in which individual fractures contain limonite, dendritic manganese oxides, and some very fine-grained oxidized pyrite.

The southern portion of the Property does not appear to contain the broad parallel zones of shearing, but instead contains a quartz-tourmaline vein of about 6 ' in width, near a quartzbreccia zone in the footwall and at a schist/carbonate-rich unit contact according to

Kennecott sampling) the vein at its exposed location in Trench BT-11 assays 0.284 opt. Au across 6'.” (Jenkins, Don, 1992)

The following list summarizes the drill hole depth intervals of gold mineralization and associated assay values, including some duplicate assay values. Field copies of the five drill hole logs with analytical results based on five-foot sample intervals are available for review.

Drill Hole Number	Sample Interval (feet)	Assay Result (Au opt)	Assay Result (Au gmt)

SG-1	40 - 45'	0.260 (0.161)	8.914 (5.520)
	45 - 50'	0.031 (0.030)	1.063 (1.029)
	50 - 55'	0.040 (0.047)	1.371 (1.611)
	70 - 75'	0.030	1.029
	90 - 95'	0.060 (0.075)	2.057 (2.571)
	95 - 100'	0.059 (0.081)	2.023 (2.777)
	100 - 105'	0.010	0.342
	140 - 145'	0.036	1.234
	155 - 160'	0.140 (0.036)	4.080 (1.234)
	235 - 240'	0.276 (0.314)	9.463 (10.766)
	240 - 245'	0.015 (0.024)	0.514 (0.823)
	245 - 250'	0.261 (0.204)	8.949 (6.994)
	250 - 255'	0.046 (0.064)	1.577 (2.194)
	355 - 360'	0.160	5.486
	360 - 365'	0.100	3.429
	365 - 370'	0.012	0.411
	375 - 380'	0.012	0.411
SG-2	275 - 285'	0.713	24.651
SG-3	200 - 205'	0.443	15.188
	205 - 210'	0.086	2.949
	280 - 285'	0.182	6.240
SG-4	25 - 30'	0.052	1.783
	30 - 35'	0.014	0.480
	35 -40'	0.004	0.137

	40 - 45'	0.053	1.817
	45 - 50'	0.015	0.514
	50 - 55'	0.012	0.411
	55 - 60'	0.016	0.549
	80 - 85'	0.042	1.440
	110 - 115'	0.024	0.823
	190 - 195'	0.089 (0.093)	3.051 (3.189)
	205 - 210'	0.022	0.754
SG-5	280 - 285'	0.010	0.343
	315 - 320'	0.013	0.446
	360 - 365'	0.044	1.509
	370 - 375'	0.010	0.343
	475 - 485'	0.332	11.383
	565 - 575'	0.256	8.777

Chemex Labs Inc., a certified laboratory in Sparks, Nevada, performed the fire assay analyses for gold and silver on the five-foot interval samples collected from the five drill holes. Analytical precision and accuracy was checked by analyzing standard, duplicate and blank samples. The Property owners retain the drill hole location map and laboratory certificates with statistics for sample verification.

“Kennecott concluded that the nature  of mineralization was “too small” for Kennecott criteria and decided to drop the lease” (Jenkins, D., 2010). It is assumed that Kennecott Exploration terminated their lease with the Property owners in early 1992, letting their holdings lapse and retaining no interests in the area.

Property Inactivity

“Property has set idle since 1992 due to low gold prices and the death of Terra Source president. The claims were all dropped except the original core claim which was solely owned by GoldRiver  Exploration  New claims were eventually staked as the price of gold seemingly looked as though it would be taking an upturn” (Jenkins, Don, 2010)

During this period of inactivity, GoldRiver Exploration/Gold Tech Engineering and SunGold Resources utilized the analytical results and locations of the trenches and drill holes and completed an ore body (block) model and determined the ore reserves as following:

I. Open Pit Bulk Tonnage Mining:

Block I.	275,000 tons @ .054 opt. Au (probable)
Block II.	340,000 tons @ .054 opt. Au (probable)
Block III.	503,400 tons @ .054 opt. Au (probable)
Block IV.	896,500 tons @ .054 opt. Au (probable)
Block V.	1 million tons @ northeastern extension (geologically inferred)

II. Selective Mining From Surface and Underground Methods:

Block I ... (lnfluenced by Trenches BT-4, BT-5, Drillhole SG-l, Outcrops)

1.	Surface Extraction to 150' Zone A:46,875 tons @ 0.33 oz/ton Au

2.	Surface Extraction to 100 '
Zone B: 8,750 tons @ 0.206 oz/ton Au
Zone C: 15,000 tons@ 0.29 oz/ton Au

3.	Underground Extraction. .. .300' of dip-length
Zone A: 68,750 tons @ 0.30 oz/ton Au
Zone B: 62,500 tons @ 0.31 oz/ton Au
Zone C: Lack o data (not considered)

  Block II ...... (influenced by and extends from BT-l to BT-4; influenced by drillholes SG-l, SG-2, SG-3).........a portion of the strikelength for this Block has been reduced due to the lack of drilling under Trench B T-l;

1. Surface Extraction to 100'
Zone A: 15,000 tons @ 0.47 oz/ton Au

Zone B:33,000 tons@ 0.102 oz/ton Au
Zone C: 22,900 tons @ 0.45 oz/ton Au

2. Underground Extraction 300' of dip-length
Zone A: 37,500 tons @ 0.55 oz/ton Au
Zone B: 62,500 tons @ 0.22 oz/ton Au
Zone C: 87,500 tons @ 0.61 oz/ton Au

Total Tonnage:

Proven/Probable: 224,775 tons
Avg. Ore Tenor: 0.49 oz/ton Au

Possible Only: 235,500 tons
Avg. Ore Tenor: 0.25 oz/ton Au

Each zone reserve calculation total is length x width x depth divided by a rock density factor. The Block reserve total is a summation of the Zones within that Block. Definition of proven, probable and possible depends upon distance from drill hole and/or trench influence, and calculation of the Total Tonnage method is unknown.

In May 2008, the mine was sold to Western Sierra Mining by GoldRiver Exploration. Western Sierra Mining Corporation

“On November 20, 2009, Western Sierra at the request of Gold Coast Mining, took surface samples from various portions of the Sun Gold Placer property located approximately 10 miles west of Mayer, Arizona. Twelve 45 pound random surface samples were collected between the 5,600 foot and 5.900 foot levels. At the upper elevations the samples included older workings, at the mid levels vein structures and at the lower sections included foot wall and hanging wall structures and some samples of the visible old mine tails and dumps. Only mid-western portion of the property was sampled.

The samples were marked and chain of custody maintained by Western as the samples were delivered to Jacobs Assay Office in Tucson, Arizona.

The Samples were identified as follows:
	Au-oz/t	Au-g/mt
1. Far side ridge, top	0.090	4.153
2. Near side ridge top quartz exposure and down 10 feet	0.017	0.785
3. Old Working and "ore" pile above adit level, some material from
old timer trench above adit	0.141	4.834
4. Lower dump/tails-north west upper side into brush	0.014	0.480
5. Top near side, old cut and piles (100 ft on trend) siliceous zone
(zone is 10+ feet wide-no mineralized wall sampled	0.020	0.686
6. Near side-vein and lower end of dump	0.126	4.320
7. Hanging wall in wash on north-east side	0.217	7.440
8. Wash tails and siliceous material	0.026	0.891
9. Sol core zone and foot-wall	0.063	2.160
10. Med val. sheared 50-100 foot last lower wash	0.113	3.874
11. Rock sample from upper wash	0.006	0.206
12. Brisintine	0.294”	10.080

WSRA has paid a $140.00 USD annual BLM maintenance fee per claim by August 31, 2010, and $6.00 filing fee to Yavapai County for a total of $566.00 USD to keep the four (4) subject lode claims in good standing for the maintenance fee year September 2010 to September 2011.

VHGI Gold LLC.

VHGI has not finalized their contractual agreement with the Property owners. The four lode claims, Bueno #1, SG #2, #348, and #4 retained by the Property owners are to be acquired by VHGI as part of the pending agreement.

Author Daniel Stage did not observe the historic mining and development consisting of four adits, one trench and an historic access road on the subject Property during his site visit on August 17, 2010. Literature research performed through the Arizona Department of Mines and Mineral Resources library, Phoenix, Arizona, did reveal prior mining and development activities within or adjacent Sungold‟s claim block. Literature research did not reveal any production from the subject Property or applications for mining permits.

7.0 GEOLOGIC SETTING 7.1 Regional Overview

The general area south of Prescott and west of Mayer or the western part of Prescott National Forest is within the transition zone physiographic (tectonic) province between the Colorado Plateau province to the northeast, and the Basin and Range province to the southwest. Geology includes complexly deformed Precambrian low-to medium-grade metamorphic rocks composed of strongly foliated metasediments and metavolcanics (Reynolds, 1988). The metavolcanics range in composition from basalts to rhyolites and have been interpreted differently by various authors. Early work combined the metamorphic rock together under the name Yavapai Schist (Jaggar and Palache, 1905; Lindgren, 1926).

Later work defined the Yavapai Series, and split the series into groups and formations such as the Alder Group, which included the Texas Gulch Formation, Spud Mountain Volcanics, Iron King Volcanics, and Green Gulch Volcanics (Krieger, 1965). Later interpretations in the metamorphic stratigraphy dropped the Alder Group from the Bradshaw Mountains, replacing it with the Big Bug Group, which included the Green Gulch Volcanics, Spud Mountain Volcanics, and Iron King Volcanics (Anderson and Blacet, 1972a, 1972b). Controversy regarding the stratigraphy and deformational histories of these rocks continues with each successive study, so currently there is not a widely accepted single theory.

Yavapai Series rocks were intruded by Precambrian igneous rocks, such as the Brady Butte Granodiorite, Crooks Canyon Granodiorite, Government Canyon Granodiorite, Prescott Granodiorite, and Crazy Basin Quartz Monzonite (Anderson and Blacet, 1972a, 1972b; Krieger, 1965). Textural and compositional variations occur within these large intrusive bodies. Migmatitic and several types of granitoidal compositions, and aplitic and pegmatitic textures are common. The large intrusions and the metamorphic rocks were cut by later Precambrian-age, pegmatite dikes (Ed DeWitt, 1987, 1991). The Precambrian igneous rocks are generally not foliated or weakly foliated, although strong foliation is observed locally, especially in the migmatite.

Laramide-age intermediate to felsic igneous rocks intruded the Precambrian rocks. Stocks were emplaced at Copper Basin, Glen Oaks, Pine Flat, Big Bug Creek, Walker, and Crown King (Reynolds, 1988). Slightly younger dikes, ranging in composition from andesite to rhyolite, are found throughout the Bradshaw Mountains (Anderson and Blacet, 1972a, 1972b; Krieger, 1965). Dikes are frequently spatially related to stocks, and dikes which are isolated from exposed stocks may indicate buried stocks nearby.

Late-tertiary basalts of the Hickey Formation cap the Precambrian and Laramide rocks in some localities (Anderson and Blacet, 1972a, 1972b).

Quaternary deposits, usually unconsolidated, are found in the larger drainages.

Significant mineralization occurred in the Bradshaw Mountains at least twice during Precambrian time, and during Laramide (Cretaceous ?) and mid-Tertiary times.

Generalized types of ore deposits which have been mined include: syngenetic base-and preciousmetal-bearing "massive sulfides" hosted in Yavapai Series; base-and precious-metal-bearing veins of Precambrian, Laramide, and mid- Tertiary ages; Laramide-age porphyry copper systems; and tungsten associated with Precambrian pegmatite dikes (Keith and others, 1983).

Southern Bradshaw Mountains

Precambrian rocks exposed in the southern Bradshaw Mountains include metavolcanics and metasediments of the Big Bug Group of the Yavapai Series, gabbro, Brady Butte Granodiorite, Crooks Canyon Granodiorite, and Crazy Basin Quartz Monzonite (Figure 4). Laramide-age rocks include intermediate composition stocks and associated dikes near Pine Flat and Crown King, and rhyolite porphyry dikes of significant horizontal extent between Crown King and Mayer. Tertiary basalts and sedimentary rocks of the Hickey and Milk Creek Formations overlie the Precambrian rocks, primarily on the east and west flanks of the range (Anderson and Blacet, 1972a; Reynolds, 1988; Lindgren, 1926).

Several types and ages of mineralization occur in the southern Bradshaw Mountains. Precambrian massive sulfide deposits are typical in the Mayer district. Later Precambrian tungsten-bearing quartz veins are found in the Money Maker and Lucky Star districts. The Pine Flat, Battle Flat, and possibly parts of the Turkey Creek districts are related to the Laramide-age Pine Flat stock. The Tiger, Peck, Lane Mountain, and possibly the Tuscumbia and Minnehaha districts are related to the Laramide-age Crown King stock and associated rhyolite porphyry dikes. The Black Canyon district is mid-Tertiary in age (Keith and others, 1983).

7.2 Local Geologic Setting

Within this section there will be two presentations or interpretations of the local geologic setting. M & M Mining Company, GoldRiver Exploration Company, Terra Sources Inc., Norgold Resources, Corona Gold Corporation and Echo Bay Exploration utilized the first interpretation by Charles A. Anderson and Phil M. Blacet, as presented in Geologic map of the Mount Union quadrangle, Yavapai County, Arizona: U.S. Geological Survey Geologic Quadrangle Map GQ997, 1972, and Proterozoic geology of the Brady Butte area, Yavapai County, Arizona: U.S. Geological Survey Bulletin 1548, 1985. Kennecott Exploration Company utilized the second interpretation which the source is unknown (Figure 5).

The general geology within the Property area includes Precambrian-age metavolcanics and metasediments of the Big Bug Group, or the Lower Unit of the Spud Mountain Volcanics, of the Yavapai Series, Brady Butte Granodiorite, and the Texas Gulch Formation; Tertiary- to Cretaceous-age volcanic dikes; and Quaternary-age gravels.

The Precambrian-age metavolcanics and metasediments of the Lower Unit of the Spud Mountain Volcanics, or the Big Bug Group of the Yavapai Series is comprised of andesitic-rhyolitic bedded breccia containing interbeds of crystal tuff, tuffaceous sandstone and siltstone (smb), massive bedded dacitic crystal tuff (smct), and massive rhyolitic flows or shallow intrusives, some tuff (smrh). Several outcrops of quartz lenses, pods, and veins, including some recrystallized chert beds of the same the Precambrian-age also occur within or adjacent to the Property boundaries.

Tb Basalt dikes: fine grained, black
TKr Rhyolite dikes: some porphyritic
q,t Veins: (q) - quartz, (t) - tourmaline
calc Massive limonite, quartz calcite alteration, age uncertain
pCgs Schist: garnet, quartz, muscovite, chlorite
pCs Schist: quartz muscovite, quartz, chlorite, muscovite
pCf Schist and gneiss: muscovite, feldspar, quartz, Outcrops to north are intrusives
pCa Schist and gneiss: quartz, feldspar, hornblende, chlorite shcist and gneiss to chlorite, hornblende, feldspar schist, Variable magnetite
h Hematite rich facies: oxidized 'Iron Formation' ?
pCam Magnetite rich facies of pCa, hornblende, chlorite, quartz gneiss with bands of >50% magnetite; includes some 'Iron formation'
q,t Veins: (q) - quartz, (t) - tourmaline
pCn Amphibole schist: feldspar, amphibole, chlorite, biotite or quartz, feldspar, hornblende, chlorite/biotite, schist ± garnet and epidote
Bedding/banding strike with dip; vertical dip
High-angle fault, dashed where implied
Contact, dashed where implied
Tailings dump
Drill Hole
Open Cut
Trench, TR-6
Unpatented Lode Mining Claim
Access Road
SCALE 1:24000
0 FEET 500
0 METERS 300
40 METERS CONTOUR INTERVAL
PORTION OF USGS 7.5" QUADRANGLE 'Battle Flat, AZ'
VHGI Gold, LLC
SUNGOLD PROPERTY
PROPERTY GEOLOGY MAP
Geology Field map from Kennecott Exploration Company, 1991???
FIGURE NO.
5
DBS
DBS
10/07/10

27

The mid Precambrian-age Brady Butte granodiorite stock outcrops approximately 0.5 miles (0.8 km) to the east of the Property. The stock outcrop is a medium- to coarse-grained gneissic granodiorite, with recrystallized biotite and plagioclase.

Two members of the Texas Gulch Formation outcrop within 0.5 miles (0.8 km) in different direction of the Property. The mid Precambrian-age members are an arkosic sandstone, tuffaceous sandstone, gray slate, phyllite, and thin limestone beds (tg), and a basal conglomerate to the „tg‟ member (tgcl).

An unconformity (an age break in succession of rock strata, an erosional surface or nondeposition) occurs between the middle and late (upper) Precambrian-age rock types in the Property area.

The upper Precambrian-age rock types consist of a diorite, alaskite and related rocks. The diorite is essentially composed sodic plagioclase, horblende, biotite, and some quartz. The alaskite and related rocks (albitic porphyry, ap) are equigranular medium-grained pale-red, orange, and white alaskite, consisting of quartz, albite, and K-feldspar with sparse biotite and muscovite. The alaskite porphyry contains quartz and feldspar phenocrysts 2 to 6 mm in diameter in a fine- to medium-grained groundmass. The aplitic facies are fine grained with a sugary texture.

The early Tertiary to late Cretaceous age rocks occurring within and adjacent to the Property boundaries are rhyolite porphyry and alkalic mafic and lamprophyre dikes. The rhyolite porphyry dikes are generally parallel or slightly discordant to the foliation in the Big Bug Group (smct) and along the fault margins of the Texas Gulch Formation (TKr). The dikes are dull white to cream and appreciably altered. The margins of the dikes are commonly aphanitic; quartz and feldspar phenocrysts occur in the interior of the dikes. The alkalic mafic and lamprophyre dikes are dark and contain biotite, hornblende, alkali feldspars, apatite, and quartz. The mafic composition maybe altered with chlorite and calcite (TKmd).

Quartz veining of unknown age (q), suggested to be Upper Cretaceous age (Laramide ?), outcrops within and adjacent to the Property boundaries within 0.5 miles (0.8 km) to the northeast and east. The quartz veining within the Property boundaries is comprised of quartz, tourmaline, sericite, and anomalous occurrences of gold and silver mineralization. Mr. Lindgren suggested that the age of the quartz veining may be Precambrian and related to the middle Precambrian-age Brady Butte granodiorite stock outcrops approximately 0.5 miles (0.8 km) to the east of the Property (Lindgren, 1926).

Quaternary-age (Pliocene) younger gravels comprised of boulders, cobbles, and pebbles adjacent or within 0.5 miles (0.8 km) to the south and east of the Property (Qg). Surface exposures are typically stained reddish by iron oxides.

Geologists Charles Anderson and Phil Blacet also identified an overturned anticline, plunging to the southwest with the hinge of the anticline oriented northeast-southwest and the limbs of the anticline oriented to the west-northwest. The hinge of the anticline is located approximately 0.5 miles (0.8 km) to the west of the Property boundaries and strikes at approximately N20ºE. The plunging anticline is located within a massive bedded dacitic crystal tuff identified as the "smct"
geologic unit, the common "country rock" occurring within and adjacent to the Property boundaries.

The general strike direction of foliation and jointing of the Yavapai Series rocks, quartz veining, and dikes is approximately N30ºE.

Utilizing the second more recent geologic interpretation of unknown source (Kennecott‟s property geology report is unavailable), perhaps geologists of Kennecott Exploration Company, a portion of Kennecott Exploration‟s unpublished geology field map and geology formation legend (1991?, Figure 4) presents the Property geology as follows:

PROTEROZOIC (Precambrian) – YAVAPAI SERIES

pЄm – Amphibole Schist: feldspar, amphibole, chlorite, biotite or quartz, feldspar, hornblende, chlorite/biotite schist ± garnet and epidote.

pЄq – Quartzite.

pЄam – Magnetite rich facies of pЄa. Hornblende, cholorite, quartz gneiss with bands of >50% magnetite; includes some “iron formation”

h – hematite rich facies: oxidized “iron formation”

pЄa – Schist and gneiss: quartz, feldspar, hornblende, chlorite schist and gneiss to chlorite, hornblende, feldspar schist. Variable magnetite.

pЄf – Schist and gneiss: muscovite, feldspar, quartz. (Outcrops to north are intrusives).

pЄs – Schist: quartz muscovite, quartz, chlorite, muscovite

pЄb – Gniess and schist: biotite, quartz, feldspar with diagnostic rounded blue quartz fragments and possible graded bedding.

pЄgs – Schist: garnet, quartz muscovite, chlorite

pЄd – Diorite: massive; grades into foliated chlorite, hornblende, quartz, feldspar gneiss.

pЄgd – Granodiorite (locally brecciated).

LARAMIDE (Late/Upper Cretaceous)

calc – Massive limonite, quartz calcite alteration, age uncertain.

q, t – Veins: (q) = quartz, (t) = tourmaline.

TKr - Rhyolite dikes: some porphyritic.

TERTIARY

Tb – Basalt dikes: fine-grained, black.

The “h – hematite rich facies: oxidized “iron formation” was identified by W. Lindgren (Lindgren, 1926) in several mining districts, including Turkey Creek, as high concentrations of magnetite and hematite in various types of Precambrian-age schists.

The major difference in the geological interpretation by Geologists Charles Anderson and Phil Blacet (1972, 1985) and Kennecott Exploration (1991?) is the Precambrian rock types identified within or adjacent to the Property boundaries. Geologists Charles Anderson and Phil Blacet identified a crystal tuff (smct) and a medium-grained alaskite (al) as the two prominent rock types within or adjacent to the claim boundaries. Whereas, Kennecott Exploration identified a schist and gneiss (pЄa), schist and gneiss (pЄf), schist (pЄs), and a gneiss and schist (pЄb) of various minor mineral compositions differences as the major rock types within or adjacent to the Property boundaries.

After the completion of the trenching program by GoldRiver Exploration and M&M Mining in 1989, and SunGold Resources in mid 1990, property evaluations by Property owners, numerous geologists and consultants identified an ore body, or shear zone, approximately 200 foot (61 m) by 1,000 foot (305 m) containing numerous high angle quartz veins of varying widths. Quartz breccia zones are associated with the quartz veins. The shear zone and veins are the result of a hidden fault (fault zone) that was encountered in Kennecott‟s drill holes SG-2 and SG-4. Also encountered in drill holes SG-1 to SG-5 were zones of brecciation, shearing, ductile straining, and mylonization. Mylonization is caused by extreme microbrecciation and milling of rocks during movement on fault surfaces. There is a zone of similar mineralization approximately 1,600 feet (488 m) to the south of the main zone, but it is not known if the two zones are joined below surface and if they occur within the same fault structure.

Kennecott geologists recognized that the Yavapai Schist underlying the claim block is intensely folded and the folds are broken by northeast-trending high-angle faults that cause local brecciation and control the shear zone formation. Northwest-trending faults are less prominent but may have potential controls on the precious metal content within the shear zone.

Intense quartz veining and locally pervasive silicification, occur in and adjacent to breccia zones along the steeply-dipping fault(s). Strong argillic alteration along of wallrock and a quartztourmaline-sericite alteration occur within the fault/shear zone.

Norgold Resources Inc., Corona Gold Inc., and Kenecott Exploration most likely identified the potential of the Sungold Property as a probable target that is a shallow hydrothermal system which produces silicification along high-angle structures similar the ore body identified at Yarnell Mine, located approximately 23 miles (37.0 km) west-southwest of the Property, or approximately 40 miles (64.4 km) southwest of Prescott. Both Norgold Resources and Corona Gold evaluated the Yarnell Mine in 1987 before evaluating the Sungold property.

The rock types at the Yarnell Mine are essentially Precambrian granodiorite and beds of schist that are oriented in a general northeasterly and southwesterly direction. The vein is in granite and bears N. 45° E. and dips to the northwest at about 35° or 40°. The mineralization is in a shear zone 120 feet wide. Ore bodies occur near both hanging and footwalls. The fault and resulting shatter zone created the conduit for mineralized fluids. The mineralization has occurred over several stages of hypogene alteration. Gold grades are the highest in the quartz vein within the Yarnell fault and decrease away from the fault as alteration and quartz vein stockworks decreases.

The Yarnell Mine is known to have a drill defined reserve of 300,000 ounces of gold by Kinross Gold Corporation.

8.0 DEPOSIT TYPES

There are no ore deposits observed on the Property. The geological setting is permissible for a concealed shallow hydrothermal system which produces silicification along high-angle structures or wide fault/shear zones in silicified Yavapai Series host rocks beneath or adjacent to the claim block. An additional deposit type or target is precious metals mineralization hosted within the keel of the overturned anticline.

Norgold Resources Inc., Corona Gold Inc., and Kenecott Exploration most likely identified the potential of the Sungold Property as a probable target that is a shallow hydrothermal system which produces silicification along high-angle structures similar the ore body identified at Yarnell Mine, located approximately 23 miles (37.0 km) west-southwest of the Property, or approximately 40 miles (64.4 km) southwest of Prescott. Both Norgold Resources and Corona Gold evaluated the Yarnell Mine in 1987 before evaluating the Sungold property.

9.0 MINERALIZATION

VHGI has not conducted exploration on the Property, and therefore has not defined specific mineralized zones.

Previous exploration companies have generated historic soil, rock chip, trenching and drilling data revealing anomalous values of gold, silver, and a concurring trace element suite of arsenic, antimony, and mercury (As, Sb, Hg) indicating mineralization within and adjacent to the Property boundaries.

Also, there were anomalous values of arsenic and mercury indicating a potential over print of an epithermal (low temperature) phase of mineralization.

10.0 EXPLORATION

VHGI has not undertaken any exploration on the Property to date.

11.0 DRILLING

VHGI has not completed any drilling programs on the Property to date. Historic exploration drilling has been performed on the Property, as discussed in the 6.0 HISTORY section.

12.0 SAMPLING METHOD AND APPROACH

VHGI has not collected any samples from the Property as of the date of this report.

13.0 SAMPLING PREPARATION, ANALYSES AND SECURITY

VHGI has not collected any samples from the Property as of the date of this report.

14.0 DATA VERIFICATION

Author Daniel Stage has verified the location of the Property and examined the lode claim title documents relating to the Property. The author has not examined laboratory assay certificates from the Property related to any drilling or geochemical samples generated by VHGI.

15.0 ADJACENT PROPERTIES

There are no known mineral properties immediately adjacent to the Property, although notable mines within the Sungold Property are the Morgan Mine (1.5 miles (0.5 km) to the east-northeast), and the Cumberland and War Eagle Mines, and the Gold Note Group and Goodwin Properties located around the historic community of Goodwin, approximately 2.5 miles (4.0 km) north of the Property (Lindgren, 1926, p. 150-152).

At the Morgan Mine, underground production profits from the N20ºE striking vein based in Yavapai Schist has exceeded $100,000 during the 1890‟s to 1900‟s.

The Crown King Mine, approximately 6.0 miles to the south of the Property, has a production record of approximately $1.5 million from the 1890‟s to the 1920‟s.

16.0 MINERAL PROCESSING AND METALLURGICAL TESTING

Samples have not been collected by VHGI from the Property as of the date of this report, so mineral processing and metallurgical testing have not been performed.

17.0 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

VHGI has not completed any drilling programs on the Property to date; therefore estimates have not been made.

18.0 OTHER RELEVANT DATA AND INFORMATION

There is no other relevant data or information known by the author that would either positively or negatively change the data or descriptions presented or the contained recommended program.

19.0 INTERPRETATION AND CONCLUSIONS

The Sungold Property is located on the northeast slopes of the Bradshaw Mountains within the Turkey Creek Mining District in central Yavapai County, approximately 24 miles (38.6 km) south-southeast of Prescott, Arizona (Figure 1).

While the geological investigation of the Sungold Property is in its earliest stages, the initial geological, geochemical, trenching and drill hole data generated by Gold Tech Engineering Co. and M&M, SunGold Resources, and Kennecott Exploration discussed in this Technical Report supports the concept that the Property may contain an epithermal to hypothermal gold-silver system associated with the upper-level expression along high-angle structures or wide shear zones in silicified metamorphic host rocks. In addition, there is potential for a metasedimentary rock-hosted gold system or a polymetallic massive sulfide mineralization hosted within the keel of the overturned syncline beneath or adjacent to the claim block.

Pollard Mining, GoldRiver Exploration (Gold Tech Engineering Co.) and M&M, Terra Source, Norgold Resources, Coraona Gold, Echo Bay Exploration, SunGold Resources, and Kennecott Exploration have generated historic soil, rock chip, trenching, and drilling data revealing anomalous values of gold, silver, and a concurring trace element suite of arsenic, antimony, and mercury (As, Sb, Hg) indicating gold and silver mineralization within and adjacent to the Property boundaries. The primary focus of a future exploration program performed by VHGI would be to build a geological model for a gold-silver system that can be tested by drilling. If positive results are obtained from future geochemical, geophysical exploration, geological/air photo mapping programs, a reconnaissance drilling program will then test the concept of a structurally controlled gold system and/or metasedimentary rock-hosted gold system concealed by post-colluvium/alluvium cover.

Review of all data collected to date suggests that additional geologic/air photo mapping, geochemical sampling and geophysical surveying is required to better understand the geology and possible ore controls at the Sungold Property and the adjacent area.

20.0 RECOMMENDATIONS

VHGI Gold has utilized Sungold Property area data generated by Pollard Mining, GoldRiver Exploration (Gold Tech Engineering Co.) and M&M, Terra Source, Norgold Resources, Corona Gold, Echo Bay Exploration, SunGold Resources, and Kennecott Exploration to recognize the potential of their Property. WSRA now controls approximately 80 acres of surface mineral rights, or 4 lode claims with adjacent public lands open for claim block expansion. In the approximate two years WSRA has paid a $140.00 USD annual BLM maintenance fee per claim, plus $6.00 per year filing fee to Yavapai County for a total of $1,132.00 USD to keep the four (4) subject lode claims in good standing, and approximately $25,000 USD for expenditures including: geochemical sampling/analyses, travel expenses, vehicle expenses, and office and employee expenses.

Data review, soil grid sampling, geophysics grid (IP), trenching, and additional drilling are recommended for the proposed Year 1 program. It is recommended that VHGI focus on compilation and review of historic geologic mapping, geochemical and geophysical data, and remote sensing imagery within and adjacent to the Property for designing their proposed exploration drilling program. Reinterpretation of the historic data and former drill targets would aid in possibly locating other drill targets within or adjacent to the Property. The Year 1 budget includes three reconnaissance drill holes with proposed drill hole depths of approximately 700 feet (213.4 m) each for a total of 2,100 feet (640 m) of drilling. It is estimated that the proposed exploration program for the Sungold Property will require an expenditure of approximately $266,041.00 USD to develop drill targets in Year 1, and to begin testing the target(s) during Years 1 and 2 of exploration. A land budget is also included to expand the current claim block.

The proposed Year 2 program and supporting budget are contingent upon results of the Year 1 program. It is contemplated that any economically interesting gold-silver mineralization and drill targets discovered in the Year 1 program will be followed up with an expanded drilling program. According, a Year 2 budget of $713,690.00 USD is proposed to start with ten drill holes to 1,000 feet (304.8 m) depths, or approximately a 10,000ft (3048m) drill program.

Total expenditures recommended to test the economic potential of Sungold Property in a two-year program are $979,731.00 USD.

  The following is a summary of costs related to the proposed exploration program:

BUDGET	USD

Year 1

Claim block expansion of 36 lode claims to existing 4 claims	$ 8,000
Soil grid, 350 samples, Assays (Au+33 elements)	$ 14,000
Geophysics, IP one mile of lines	$ 25,000
Permits/bonding (Notice of Intent-BLM)	$ 5,000
Trenching plus 90 samples, Assays (Au+33 elements)	$ 18,600
Drill pads and access roads	$ 10,000
Drilling (RC): approx. 2,100ft (640m) at $40/ft	$ 84,000

Field and drilling supplies	$ 5,000
Assays (5ft intervals, 10% replicates & stds., Au+33 elements)	$ 17,100
Claim maintenance at approx. $140 per claim - 40 claims	$ 5,640
Senior Geologist: 60 days at $650/day	$ 39,000
subtotal	$231,340
Administration and contingencies at 15%	$ 34,701
Total	$266,041

*Year 2
Permits/bonding (Notice of Intent-BLM)	$ 10,000
Drilling/drill crew: 10,000ft (3048m) at $45/ft	$450,000
Field and drilling supplies	$ 5,000
Assays (5ft intervals, 10% replicates & stds., Au+33 elements)	$ 88,000
Reclamation of drill holes and trenches	$ 40,000
Geologist and report	$ 22,000
Claim maintenance at approx. $140/claim – 40 claims	$ 5,600
subtotal	$620,600
Administration and contingencies at 15%	$ 93,090
Total	$713,690

TOTAL	$979,731

* Depending on initial drilling and assays

21.0 REFERENCES

Arizona Weekly Miner, Prescott, Arizona, Saturday Morning, April 5, 1873.

Anderson, C.A., and Blacet, P.M., 1972a, Geologic map of the Mount Union quadrangle, Yavapai County, Arizona: U.S. Geological Survey Geologic Quadrangle Map GQ-997, scale 1:62,500.

Anderson, C.A., and Blacet, P.M., 1972b, Precambrian geology of the northern Bradshaw Mountains, Yavapai County, Arizona: U.S. Geological I Survey Bulletin 1336, 82 p.

Blacet, P.M., 1985, Proterozoic geology of the Brady Butte area, Yavapai County, Arizona: U.S. Geological Survey Bulletin 1548, 55 p., scale 1:24,000.

DeWitt, Ed, 1987, Proterozoic ore deposits of the southwestern U.S.: Society of Economic Geologists Guidebook Series, v. 1, 189 p.

DeWitt, Ed, 1991, Road log and geologic maps for the Arizona Geological Society field trip, Spring 1991, Karlstrom, K.E., ed., Proterozoic geology and ore deposits of Arizona: Arizona Geological Society Digest 19, pp. 309-322.

Hamilton, P., 1881, The Resources of Arizona, A Manual of Reliable Information Concerning the Territory, Prescott, Arizona.

Hess, Frank L., Tungsten: Mineral Resources of the United States, pt. 1, Metals, Geol. Survey, 1917, p. 825 and 937.

Jaggar, T.A., Jr., and Palache, Charles, 1905, Description of Bradshaw Mountains quadrangle: U.S. Geological Survey Folio 126, 11 p.

Jenkins, Don J., 2010, SunGold property history, data, and personal communications, GoldRiver Exploration.

Jenkins, Don J., 1992, SunGold Property Report, Gold Tech Engineering Co., 6 p.

Keating, Linus T., 1992, Transfer Letter, Technical Synopsis, and list of data of Kennecott Exploration Company activities on the Sungold Property, March 6, 1992.

Keith, Stanley, Gest, D.E., DeWitt, Ed, Woode Toll, Netta, and Everson, B.A., 1983, Metallic mineral districts and production in Arizona: Arizona Bureau of Geology and Mineral Technology Bulletin 194, 58 p.

Kennecott Exploration Company, Salt Lake City, Utah, 1991-1992, portion of geologic field map and formation key, drill hole logs with analytical data, and some trench analytical data.

Krieger, M.H., 1965, Geology of the Prescott and Paulden quadrangles, Arizona: U.S. Geological Survey Professional Paper 467, 127 p.

Lindgren, Waldemar, 1926, Ore deposits of the Jerome and Bradshaw Mountains quadrangles, Arizona: U.S. Geological Survey Bulletin 782, 192 p.

Reynolds, S.J., 1988, Geologic map of Arizona: Arizona Geological Survey Map 26, scale 1:1,000,000.

Welty, J.W., Spencer, J.E., Allen, G.B., Reynolds, S.J., and Trapp, R.A., 1985, Geology and production of middle Tertiary mineral districts in Arizona: Arizona Bureau of Geology and Mineral Technology Open-File Report 85-1, 88 p.

**SIGNATURE PAGE**

Daniel B. Stage, B.Sc., NVPG, CEM #1734

The effective date of this Technical Report is October 20, 2010

APPENDIX I

LIST OF LODE CLAIMS

Claim NameNMC Number/Serial

Bueno # 1 AMC 353106
Sungold # 2 AMC 389108
Sungold # 3 AMC 389108
Sungold # 4 AMC 389108

Run Time: 05:19 PM	UNITED STATES DEPARTMENT OF INTERIOR	Run Time: 05:19 PM	Run Date: 09/16/2010
	BUREAU OF LAND MANAGEMENT		Page 1 of 1
MINING CLAIM GEOGRAPHIC INDEX REPORT

ACTIVE CLAIMS

BLM Resource Area: HASSAYAMPA FIELD OFFICE
County: YAVAPAI
Geo State: AZ
Meridian Township Range: 14 0110N 0010W

									Latest
									Assmt	Closed
SEC	SUB DV	Ser No	Case Type	Claim Name/Number	Claimant	Lead File	County Book;Page	Loc Dt	Yr	Date

009	NW	AMC353106	LODE	BUENO #1	GOLD TECH ENG CO	AMC353106	0;3720;316	11/30/1999	2011
	NW	AMC353106	LODE	BUENO #1	WESTERN SIERRA MINING CORP	AMC353106	0;3720;316	11/30/1999	2011
	NW	AMC389110	LODE	SUNGOLD #3	WESTERN SIERRA MINING CORP	AMC389108	0;4564;20	12/27/2007	2011
	NW	AMC389111	LODE	SUNGOLD #4	WESTERN SIERRA MINING CORP	AMC389108	0;4564;21	12/27/2007	2011
	NW SW	AMC389109	LODE	SUNGOLD #2	GOLDRIVER EXPL LLC	AMC389108	0;4564;19	12/27/2007	2011
	W SW	AMC389109	LODE	SUNGOLD #2	JENKINS DON L	AMC389108	0;4564;19	12/27/2007	2011

* DISCLOSURE * ALL INFORMATION RECEIVED IN THIS OFFICE MAY NOT YET BE LISTED ON THIS REPORT. NAMES AND ADDRESSES ARE ENTERED AS THEY APPEAR
ON THE LOCATION NOTICE OR ARE ABBREVIATED TO FIT LIMITED SPACE; THEREFORE THEY MAY NOT APPEAR IN THE EXPECTED SEQUENCE. A BLANK LATEST
ASSESSMENT YEAR IN THIS REPORT DOES NOT CONSTITUTE AN ABANDONED CLAIM.